Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE ANNOUNCES PRICING OF PUBLIC OFFERING OF

3,500,000 SHARES OF COMMON STOCK

BRISBANE, Calif., Feb. 13, 2009 — InterMune, Inc. (Nasdaq: ITMN) today announced the pricing of an underwritten public offering of 3,500,000 shares of its common stock. The last reported sale price of InterMune’s common stock on the NASDAQ Global Select Market on February 12, 2009 was $17.96. The offering is expected to close on or about February 19, 2009, subject to customary closing conditions. All of the shares are being sold by the company.

UBS Investment Bank is the sole manager for the offering. InterMune has granted the underwriter a 30-day option to purchase up to an additional 525,000 shares to cover over-allotments, if any.

A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission.

A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained from

UBS Investment Bank

ATTN: Prospectus Department

299 Park Avenue

New York, NY 10171

or by telephone toll free at 888-827-7275.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of InterMune’s common stock, nor shall there be any sale of such common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to the completion of the offering. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC. Completion of the offering is subject to various factors, including, but not limited to, customary closing conditions. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

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